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                                  EXHIBIT 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP


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                         CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Downey Financial Corp.

We consent to incorporation by reference in the registration statement on Form S-8 of Downey Financial Corp. of our report dated January 16, 1997, relating to the consolidated balance sheets of Downey Financial Corp. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Downey Financial Corp.





/s/ KPMG Peat Marwick LLP

Los Angeles, California
June 27, 1997